Filed Pursuant to Rule 433

Issuer Free Writing Prospectus dated March 12, 2012

Relating to Preliminary Prospectus Supplement dated March 9, 2012 to Prospectus dated March 7, 2012

Registration No. 333-179948

AUTOLIV, INC.

PRICING TERM SHEET

$106,273,000 3.854% Senior Notes due 2014

Issuer:	Autoliv, Inc.

Title of Security:	3.854% Senior Notes due 2014 (the “Senior Notes”)

Ranking:	Senior unsecured

Principal Amount:	$106,273,000

Trade Date:	March 12, 2012

Expected Settlement Date:	T + 3; March 15, 2012 (the “Reset Effective Date”)

Maturity Date:	April 30, 2014

Interest Payment Dates:	Semiannually on April 30 and October 31, commencing on October 31, 2012. The first interest payment period will be from and including the Reset Effective Date to, but excluding, October 31, 2012.

Coupon:	3.854%

Day Count:	30/360

Public Offering Price:	102.002%

Re-offer Yield:	2.875%

Optional Redemption:	The Senior Notes will not be redeemable by the Issuer prior to the Maturity Date.

Change of Control Prepayment Offer:	Upon the occurrence of a change of control, each holder of Senior Notes will have the right to require the Issuer to repurchase, subject to certain conditions, its Senior Notes in whole, but not in part, at a price equal to 100% of the principal amount of the Senior Notes to be purchased, plus any accrued but unpaid interest to, but excluding the repurchase date.

CUSIP/ISIN Number:	052800 AB5 / US052800AB59

Sole Remarketing Agent:	Morgan Stanley & Co. LLC

The Issuer has filed a registration statement (including a prospectus) and a prospectus supplement with the SEC for the remarketing to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the prospectus supplement, the documents incorporated by reference therein, and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this remarketing. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, copies of the prospectus and the prospectus supplement may be obtained by contacting Morgan Stanley & Co. LLC by calling the toll-free number +1 (866) 718-1649.

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